Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

MillerKnoll, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rules 457(c) and 457(h)(1)	8,300,000(1)	$24.61(2)	$204,263,000(2)	0.0001476	$30,149.22(3)

Total Offering Amounts					$204,263,000		$30,149.22

Total Fee Offsets							—

Net Fee Due							$30,149.22

(1)
Represents an additional 8,300,000 shares of Common Stock authorized for issuance under the MillerKnoll, Inc. 2023 Long-Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)
For the purpose of computing the registration fee only, the price shown is based upon the price of $24.61 per share, the average of the high and low prices for the Common Stock of the Registrant as reported in the Nasdaq Global Select Market on October 13, 2023, in accordance with Rule 457(c) and (h)(1).

(3)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 was filed on December 22, 2020, covering 7,182,670 shares of common stock reserved for issuance pursuant to the Plan.